Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Royal Dutch Shell plc and Shell International Finance B.V. for the registration of debt securities, warrants, Class A ordinary shares and Class B ordinary shares, and to the incorporation by reference therein of our reports dated March 10, 2021, with respect to the Consolidated financial statements of Royal Dutch Shell plc and the effectiveness of internal control over financial reporting of Royal Dutch Shell plc included in its Annual Report (Form 20-F) (File No. 001-32575) for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom
March 11, 2021